Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Ward Wolff
Senior Vice President and Chief Financial Officer
510-284-6870

Blair Schoeb
917 432-9275 (media & investors)

ABGENIX TO CONSOLIDATE RESEARCH FACILITIES IN PREPARATION FOR EXPANDED DEVELOPMENT AND COMMERCIAL OPERATIONS

FREMONT, Calif. (June 28, 2005) – Abgenix, Inc. (Nasdaq: ABGX) today announced that the company is consolidating its research and pre-clinical activities into the company’s Canadian facility in Burnaby, British Columbia.  With the consolidation, Abgenix maintains appropriate research capabilities and capacity to meet its future internal needs, as well as those of its partners.  Abgenix intends to sublease the resulting excess research space near its Fremont headquarters, while retaining its pilot, clinical and commercial scale manufacturing capabilities, also located in Fremont.  These changes will result in a reduction of approximately 15% in the company’s workforce.

These steps are designed to focus resources on the company’s development pipeline, and particularly the potential commercial opportunity of its lead product candidate, panitumumab, the first fully human monoclonal antibody to inhibit EGFr.  Panitumumab, which was generated with Abgenix’s XenoMouse® technology, is being evaluated as both a monotherapy and in combination with other agents for the treatment of various types of cancer, including colorectal, lung and kidney.

“We concluded from our strategic review that we have excess capacity, primarily in our research personnel and facilities, and believe we will maximize efficiency by consolidating our research and preclinical activities in our Canadian location,” said Bill Ringo, president and chief executive officer of Abgenix.  “These adjustments will enable us to expand our development and commercial operations later this year and next, as we prepare for the manufacturing and potential co-promotion of panitumumab with our partner, Amgen,” Mr. Ringo added.

Abgenix expects to incur restructuring charges, most of which will be recorded in the second quarter of 2005, of approximately $13 to $16 million, including approximately $11 to $13 million related to lease obligations and leasehold improvements and approximately $2 to $3 million for severance, relocation and other termination benefits.

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To the extent applicable, the company will update its financial guidance during its second quarter financial conference call scheduled for July 26.

About Panitumumab

Co-developed by Amgen and Abgenix, panitumumab is an investigational product in a novel class of targeted cancer treatments called epidermal growth factor receptor (EGFr) inhibitors. Panitumumab (formerly ABX-EGF) is the first fully human monoclonal antibody directed against EGFr and is being evaluated as both a monotherapy and in combination with other agents for the treatment of various types of cancer, including colorectal, lung and kidney.  Panitumumab was generated with Abgenix’s XenoMouse(R) technology, which creates a fully human monoclonal antibody that contains no murine (mouse) protein. The fully human nature of panitumumab may result in a safety profile with a low incidence of infusion reactions and antigenicity. These are attributes currently being investigated in clinical trials.  Pivotal clinical studies evaluating panitumumab as a monotherapy in colorectal cancer patients who have failed standard chemotherapy are ongoing with a bi-weekly dosing regimen.

About Abgenix

Abgenix is a biopharmaceutical company focused on the discovery, development and manufacturing of human therapeutic antibodies. The company’s antibody development platform includes a leading technology and state-of-the-art manufacturing capabilities that enable the rapid generation, selection and production of high affinity, fully human antibody product candidates to a variety of disease targets. Abgenix leverages its leadership position in human antibody technology to build a diversified product portfolio through its own development efforts and the establishment of collaborations with multiple pharmaceutical and biotechnology companies. For more information on Abgenix, visit the company’s website at www.abgenix.com.

Statements made in this press release about Abgenix’s plans to consolidate its research and pre-clinical activities and the costs of such consolidation, as well as statements regarding Abgenix’s technologies, product development activities and collaborative arrangements, other than statements of historical fact, are forward-looking statements and are subject to a number of uncertainties that could cause actual results to differ materially from the statements made, including risks associated with the timing and success of clinical trials, the progress of research and product development programs, product manufacturing, regulatory approval processes, competitive products and services and the extent and breadth of Abgenix’s patent portfolio. Please see Abgenix’s public filings with the Securities and Exchange Commission for information about risks that may affect Abgenix, including its Form 10-K for the year ended December 31, 2004, and periodic reports on Form 10-Q and Form 8-K.

XenoMouse® is a registered trademark of Xenotech, a wholly-owned subsidiary of Abgenix, Inc.